                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):             JULY 11, 2008


                         HI-SHEAR TECHNOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)


      DELAWARE                      001-12810                 22-2535743
   (State or other                 (Commission             (I.R.S. Employer
    jurisdiction                  File Number)            Identification No.)
  of incorporation)

                              24225 GARNIER STREET
                              TORRANCE, CALIFORNIA                90505-5355
                   (Address of principal executive offices)       (Zip Code)


Registrant's telephone number, including area code:      (310) 784-2100

ITEM 5.02  HSR APPOINTS ADDITIONAL INDEPENDENT DIRECTOR

         Effective July 11, 2008, Hi-Shear Technology Corporation, Torrance, CA, (AMEX:HSR) has appointed Mr. Lawrence R. Moreau to its Board of Directors as an Independent Director at the Company. He will serve as a member of the Audit Committee, of the Nominating Committee and of the Executive Compensation Committee.

         Mr. Moreau spent over thirty years in public accounting, venture capital, and investment banking. Mr. Moreau was the founder of Moreau and Company, Inc., a financial advisory firm and of Moreau Capital Corporation, a NASD registered investment banking firm, which assisted early and middle-stage growth companies to raise capital from both private and public financing transactions.

         Prior to founding his own firm, Mr. Moreau was a Board member and the licensed Financial Principal for H.J. Meyers & Co., a NYSE investment banking firm. In this capacity, in addition to overseeing the financial operations of the firm, he participated in numerous public and private offerings of securities for companies in a variety of industries. Previous to his investment banking career, Mr. Moreau was a senior financial executive with Pacific Enterprises, now known as Sempra Corporation (NYSE:SER), a multi-billion dollar diversified holding company.

         Mr. Moreau has served on several boards including Intermix Media Inc, the company that started MySpace.com and is currently the Chairman of the Audit Committee for Chatsworth Products, Inc., a major employee owned (ESOP) company in the computer hardware industry with over $120 million in revenues.

         Mr. Moreau has held several licenses as both a registered Financial Principal and an Operations Principal with the National Association of Securities Dealers (NASD). He served on the Board of Directors of the Los Angeles Venture Capital Association (LAVA) and has been a panelist with the Securities and Exchange Commission (SEC). He holds a Bachelors of Arts degree in Accounting and a Master's of Accounting Science degree from the University of Illinois, Campaign/Urbana. Mr. Moreau is an inactive Certified Public Accountant
(CPA).


                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          HI-SHEAR TECHNOLOGY CORP.



Dated: July 11, 2008                      By:  /S/ GEORGE W. TRAHAN
                                             -----------------------------------
                                              George W. Trahan, President,
                                              Chief Executive Officer and
                                              Chairman